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                                SCHEDULE 14A
                               (Rule 14a-101)
                  Information Required in Proxy Statement
                          SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the registrant  / /
Filed by party other than the registrant  /x/
Check the appropriate box:

      / /   Preliminary proxy statement   / /   Confidential, for Use of the
      / /   Definitive proxy statement          Commission Only (as permitted
      / /   Definitive additional materials     by Rule 14a-6(e)(2))
      /x/   Soliciting material pursuant to
            Rule 14a-11(c) or Rule 14a-12

                          FIRST INTERSTATE BANCORP
              (Name of Registrant as Specified In Its Charter)

                           WELLS FARGO & COMPANY
                 (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

      / /   $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
            6(j)(2).
      / /   $500 per each party to the controversy pursuant to Exchange Act
            Rule 14a-6(i)(3).
      / /   Fee computed on table below per Exchange Act Rules 14a-6(i)4 and 0-11.
            (1)   Title of each class of securities to which transaction
                  applies:
            (2)   Aggregate number of securities to which transaction
                  applies:
            (3)   Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11:
            (4)   Proposed maximum aggregate value of transaction:
            (5)   Total fee paid:
      /x/   Fee paid previously with preliminary materials.
      / /   Check box if any part of the fee is offset as provided by
            Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
            (1)   Amount Previously Paid:
            (2)   Form Schedule or Registration Statement No.:
            (3)   Filing Party:
            (4)   Date Filed:

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NEWSRelease                                                  WELLS FARGO & CO.



                                    Daphne Larkin (415) 396-3606
FOR IMMEDIATE RELEASE               Steve Bruce     (212) 371-5999
Thurs., Dec. 21, 1995
                                     Public Relations Department (415) 396-3606
                                     343 Sansome Street, 2nd Floor
                                     San Francisco, CA 94163


WELLS FARGO CONFIRMS IT IS ON THE SAME TIMELINE AS FIRST BANK SYSTEM

            In a press release issued December 21, 1995, First Interstate

Bancorp (NYSE: I) announced that it received a request from the U.S.

Department of Justice Antitrust Division for market overlap information in connection with its acquisition by Wells Fargo & Company (NYSE: WFC).

Requests of this type are anticipated in same-market transactions of this magnitude and this request should not delay the approval process for a

Wells Fargo/First Interstate transaction.  Since there is little market overlap between First Interstate and First Bank System (NYSE: FBS), it is

also normal that such information not be requested regarding their proposed merger.

            Wells Fargo reiterates that it is prepared to make all

divestitures requested by governmental agencies in order to assure timely completion of its acquisition of First Interstate.

            Wells Fargo is on the same timeline as First Bank System to acquire First Interstate.

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            Wells Fargo may solicit proxies against the First Interstate/

First Bank System merger.  The participants in this solicitation may include Wells Fargo, the directors of Wells Fargo (H. Jesee Arnelle,

William R. Breuner, William S. Davila, Rayburn S. Dezember, Paul Hazen,

Robert K. Jaedicke, Ellen M. Newman, Philip J. Quigley, Carl E. Reichardt,

Donald B. Rice, Susan G. Swenson, Chang-Lin Tien, John A. Young and

William F. Zuendt), and the following executive officers and employees of

Wells Fargo:  Michael J. Gillfillan (Vice Chairman), Charles M. Johnson

(Vice Chairman), Clyde W. Ostler (Vice Chairman), Rodney L. Jacobs (Vice

Chairman and Chief Financial Officer), Leslie L. Altick (Executive Vice

President and Director of Corporate Communications), Patricia R. Callahan

(Executive Vice President and Personnel Director), Frank A. Moeslein

(Executive Vice President and Controller), Guy Rounsaville, Jr. (Executive

Vice President, Chief Counsel and Secretary), Ross J. Kari (Executive Vice

President and General Auditor) and Eric D. Shand (Executive Vice President

and Chief Loan Examiner).

            As of Dec. 5, 1995, Wells Fargo owned beneficially 100 shares of First Interstate Common Stock.  Additionally, as of Oct. 20, 1995, Wells

Fargo held 1,961,095 shares of First Interstate Common Stock (or approximately 2.6% of the outstanding shares) in a fiduciary capacity.

Wells Fargo disclaims beneficial ownership of the shares owned in such fiduciary capacity and any other shares held by any pension plan of Wells

Fargo or any affiliates of Wells Fargo.

            Philip J. Quigley beneficially owns 500 shares of First

Interstate Common Stock through the Philip J. Quigley Trust.

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            As of Nov. 1, 1995, Rayburn S. Dezember had outstanding a loan from First Interstate in a principal amount of $365,000.

            As the Chancellor of the University of California, Berkeley,

Chang-Lin Tien is an officer of the Regents of the University of California

(the "Regents"), the legal entity which encompasses the University of

California.  The Regents' business relationships with First Interstate Bank of California ("FICAL"), a subsidiary of First Interstate, include:

(i) FICAL's acting as trustee under $1.9 billion in debt issued by the

Regents (for which the Regents paid FICAL $231,800 in trustee fees from the period from Jan. 1, 1994, through Sept. 30, 1995), (ii) FICAL's acting as lender of certain construction and other loans made to the Regents (for which there was $122 million outstanding as of Sept. 30, 1995), and

(iii) the maintenance of two deposit accounts with FICAL (for which the

Regents incurred $671,000 in service fees and other charges from Jan. 1,

1994, through Sept. 30, 1995).

            Although CS First Boston Corporation and Montgomery Securities,

financial advisors to Wells Fargo, do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of

1934 by the Securities Exchange Commission, or that such Schedule 14A requires the disclosure of certain information concerning CS First Boston

Corporation and Montgomery Securities, they may assist Wells Fargo in such a solicitation.  Each of CS First Boston Corporation and Montgomery

Securities engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients.  In the normal course of their businesses, CS First

Boston Corporation and Montgomery Securities may trade securities of First

Interstate for their own account and the account of their

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customers and, accordingly, may at any time hold a long or short position in such securities.  As of Dec. 1, 1995, CS First Boston held a net long position of approximately 5,893 shares of First Interstate Common Stock,

and Montgomery Securities held no shares of First Interstate.

            Except as disclosed above, to the knowledge of Wells Fargo,

none of Wells Fargo, the directors or executive officers of Wells Fargo or the employees or other representatives of Wells Fargo named above has any interest direct or indirect, by security holdings or otherwise, in First

Interstate.



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